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                                                                    Exhibit 99.A

                      LEONARD MILLER AMENDED AND RESTATED
                            REVOCABLE TRUST AGREEMENT
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                       LEONARD MILLER AMENDED AND RESTATED
                            REVOCABLE TRUST AGREEMENT

                  THIS AMENDED AND RESTATED REVOCABLE TRUST AGREEMENT is made this 8th day of June, 2001, between LEONARD MILLER of Miami-Dade County, Florida, as Settlor (the "Settlor"), and LEONARD MILLER of Miami-Dade County, Florida, as Trustee (the "Trustee"). For all purposes herein, each of the terms "Trustee" and "Trustees" shall include both the singular and the plural and may be used interchangeably.

                  WHEREAS, the Settlor originally created this trust by declaration dated May 17, 1995;

                  WHEREAS, the Settlor reserved the right to amend this trust, under ARTICLE XIII of the trust instrument;

                  WHEREAS, the Settlor now wishes to exercise this reserved power and to amend and restate this trust in its entirety without changing the name of the trust;

                  WHEREAS, the Trustee is willing to continue to hold the trust funds and to discharge faithfully the fiduciary duties under this instrument;

                  NOW, THEREFORE, the Trustee agrees to continue to hold and distribute the trust funds according to the terms of this instrument.

                                    ARTICLE I
                                   TRUST NAME

                  The trust provided for hereunder during the life of LEONARD MILLER may be referred to as the LEONARD MILLER REVOCABLE TRUST, and this agreement may, in relation to the trust or trusts held under this agreement, be referred to as the LEONARD MILLER AMENDED AND RESTATED REVOCABLE TRUST AGREEMENT.
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                                   ARTICLE II
                               FAMILY INFORMATION

                  The Settlor is married to SUSAN MILLER, and any reference to the "Settlor's Wife" shall be to her. The Settlor's children are STUART A. MILLER ("Stuart"), LESLIE M. SAIONTZ ("Leslie") and JEFFREY S. MILLER ("Jeffrey").

                                   ARTICLE III
                        TRUST PROVISIONS DURING LIFETIME

         During the Settlor's life, any property held under this Agreement shall be disposed of as follows:

         A. DISTRIBUTIONS. The Trustee shall distribute to the Settlor as much of the net income and principal of the trust as the Settlor may from time to time direct in writing, and such additional amounts of net income or principal as the Trustee may from time to time determine.

         B. PAYMENTS DURING DISABILITY. During the period of the Settlor's Disability (defined at Article XXIII below), the successor Trustee shall distribute from time to time, so much of the net income and principal of the trust even to the complete exhaustion thereof, as such Trustee, deems advisable:

                  1. For the support, health, and maintenance in the previous accustomed manner of living of Settlor;

                  2. For the discharge of any obligation which, in such Trustee's opinion, is legally enforceable against the Settlor; and

                  3. For any other purpose or purposes whatsoever, which such Trustee believes to be directly beneficial to the Settlor.

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         C. UNDISTRIBUTED INCOME. Any net income not so distributed shall be accumulated and annually added to principal.

         D. GIFTS. Whenever the Settlor is disabled (as defined in Article XXIII below), the Trustees may make gifts from the Trust Fund (subject to the Settlor's right to veto or that of any guardian of the Settlor) as expressly authorized in this Article.

                  1. The Trustees may make gifts to the Settlor's descendants and the spouses of the Settlor's descendants in an amount not exceeding the annual federal gift tax exclusion under Code Sec. 2503(b). The Trustees may make gifts of twice this amount if the Settlor is married at the time of such gifts and if the Trustees believe that the Settlor's Wife is likely to agree to be treated as having made one-half of these gifts for federal gift tax purposes. The Trustees may make unlimited transfers for the Settlor's descendants for those expenditures described Code Sec. 2503(e). The Trustees may not use any of the Trust Fund in a manner that would discharge the legal obligation of any Trustee to support any of the Settlor's descendants.

                  2. A Disinterested Trustee may also make gifts from the Trust Fund to the Settlor's Wife, for the health, education, maintenance or support of the Settlor's Wife.

                  3. The Trustees shall make gifts from the Trust Fund only as the Trustees shall deem to reflect the Settlor's wishes, and the Trustees shall consider the Settlor's history of making such gifts and the Settlor's estate plan.

                  4. No gift may be made from the Trust Fund to any donee who is also a Trustee except as is appropriate for that donee's health, education, maintenance or support, determined without taking into account any other available income and assets.

                  5. The Trustees may make gifts under this Article either outright or to a trust for the primary benefit of a permissible donee or multiple permissible donees, or to any legal

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guardian or custodian under any applicable Uniform Transfers (or Gifts) to
Minors Act, as the Trustees shall deem appropriate, even if one or more of the persons acting as the Trustees is a trustee, guardian or custodian.

         E. CONTROL OF GENERAL PARTNERS. It is the Settlor's intent that, during the period of the Settlor's Disability (defined at Article XXIII hereunder), control over the Family Partnerships (defined at Article XXIII hereunder) vest solely in Stuart. Accordingly, the Trustees shall execute a voting trust agreement and otherwise comply with Section 218 of the Delaware General Corporation Law (as it may now exist, or as it may hereafter be amended, or any similar law of any jurisdiction whose laws may later govern the Corporate General Partner Entities [defined below in this paragraph]), providing Stuart with the sole and absolute right to vote (without limitation or restriction), during the period of the Settlor's Disability, all shares of the capital stock of the Corporate General Partner Entities entitled to vote that are held by the Trustees. For purposes of this paragraph, the term "Corporate General Partner Entities" shall mean LMM Family Corp. and MCI Holdings Corporation. With regard to MP Parent LLC, the Trustees shall take all such actions necessary to elect Stuart as the sole Manager during such period that the Settlor is disabled (as defined in Article XXIII).

                                   ARTICLE IV
                              PAYMENTS AFTER DEATH

                  Upon the Settlor's death, the Trustees shall dispose of all trust property, together with all property distributable to the Trustees as a result of the Settlor's death, whether under the Settlor's Will or otherwise (the "Trust Fund"), as follows:

         A. PAY ESTATE OBLIGATIONS. If the Settlor's probate estate (excluding income) is insufficient to pay the Settlor's funeral expenses, all claims against the Settlor's probate estate and

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the expenses of administering the Settlor's probate estate, the Trustees shall make available to the Settlor's Personal Representative under the Settlor's Will out of the Trust Fund such sums as the Settlor's Personal Representative shall certify to be required to make good such insufficiency. In addition, if the Settlor's Will gives the Settlor's entire residuary estate to the Trustees under this Agreement, the Trustees shall satisfy any unsatisfied preresiduary cash legacy (to the extent of such insufficiency) in the Settlor's Will and shall distribute real property, tangible personal property and intangible personal property in the way and to the recipients specified in the preresiduary provisions of the Settlor's Will (to the extent not satisfied thereunder). Such gifts and provisions shall be construed and applied as if the trust property had been owned outright by the Settlor and disposed of under the Settlor's Will, and distribution shall be made directly to the recipients named in the Settlor's Will and not to the Settlor's Personal Representative, so that the trust property does not pass through the Settlor's probate estate.

         B. DEATH TAXES. The Trustees shall pay any death taxes that result from the Settlor's death out of the Trust Fund in the manner provided below in the provisions governing payment of death taxes.

         C. BALANCE OF TRUST FUND. After the foregoing payments, the Trustees shall dispose of the balance of the Trust Fund in the manner provided below.

                                    ARTICLE V
                                  FORMULA GIFTS

                  The Trustees shall distribute the following gifts called "Formula Gifts."

         A. ESTATE TAX EXEMPTION GIFT. If the Settlor's Wife survives the Settlor the Trustees shall distribute a sum equal to the Settlor's Estate Tax Exemption (defined at Article XXIII

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below) to the Trustees of the Credit-Shelter Trust under this Agreement, to be disposed of under the terms of that trust.

         B. EXCESS GST EXEMPTION GIFT. If the Settlor's Wife survives the Settler the Trustees shall distribute a sum equal to the Settlor's Excess GST Exemption (defined at Article XXIII below) to the Trustees of the Marital Trust under this Agreement, to be disposed of under the terms of that trust but held as a separate trust. This separate Trust shall be called the "Reverse QTIP Trust". The sum distributed to the Reverse QTIP Trust pursuant to this paragraph shall consist of property otherwise distributable to Marital Trust II (and not Marital Trust I) as described in the opening paragraph of Article VIII dealing with the QTIP Marital Trust.

         C. PRIORITY OF GIFTS. If there is insufficient property to satisfy both the Estate Tax Exemption Gift and the Excess GST Exemption Gift, the gift of the Estate Tax Exemption shall take precedence.

         D. ALTERNATE AVAILABLE GST EXEMPTION GIFT. If the Settlor's Wife does not survive the Settlor, the Trustees shall distribute a sum equal to the Settlor's Available GST Exemption (defined at Article XXIII below) to the Settlor's descendants who survive the Settlor, per stirpes, subject to the terms of the Descendants' Trusts.

         E. USING POWER OF APPOINTMENT TO FUND GST EXEMPTION GIFT. If the Settlor possesses at the Settlor's death a power of appointment exercisable in favor of the Settlor's descendants over a trust or portion thereof of which, upon the Settlor's death, the Settlor will become the transferor for generation-skipping transfer tax purposes even if the Settlor does not otherwise exercise the power, the Settlor hereby exercises the power to the extent of appointing out of such trust or portion to the Trustees a sum equal to the gift of the Settlor's Available GST

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Exemption, and the Settlor directs that this gift shall be satisfied out of the
Trust Fund only to the extent it is not satisfied by this appointment.

         F. ALLOCATION OF AVAILABLE GST EXEMPTION. By the Settlor's Will the Settlor has directed the Settlor's Personal Representative to follow any instructions set forth in this Agreement regarding the allocation of the Settlor's GST Exemption. The Settlor's Trustees shall direct the allocation of the Settlor's Available GST Exemption to the gift or gifts under this Article, provided that one or more persons acting as Trustees other than the Settlor's Wife or a descendant of the Settlor, if any, may direct the allocation of the Settlor's GST Exemption in a different fashion.

         G. SIMULTANEOUS DEATH. If the Settlor's Wife and the Settlor die simultaneously or under such circumstances that the order of their deaths cannot be determined, she shall be deemed to have survived the Settlor for purposes of this Article.

         H. SPECIAL RULES FOR FORMULA GIFTS. The amount of each Formula Gift and the resulting gift of the residue of the Trust Fund shall be calculated using final federal estate tax values. Each Formula Gift and the resulting gift of the residue of the Trust Fund shall carry with them pro rata shares of the income earned by the Trust Fund, provided that in no event shall the Settlor's Wife or a marital trust receive less income from the Trust Fund than that provided under applicable state law. No portion of the Trust Fund shall pass under the Article entitled "Residue" if the Formula Gifts shall consume all of the Trust Fund. In determining to what extent a distribution in kind satisfies a Formula Gift, property distributed in kind shall be valued at the date or dates of distribution.

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                                   ARTICLE VI
                                     RESIDUE

         A. WIFE OR ALTERNATE. The Trustees shall distribute the residue of the Trust Fund, real and personal, as follows:

                  1. If the Settlor's Wife survives the Settlor, to the Trustees of the Marital Trust under this Agreement, to be disposed of under the terms of that trust.

                  2. If the Settlor's Wife does not survive the Settlor, the residue of the Trust Fund shall be administered in accordance with the provisions for administration of the QTIP Marital Trust upon the death of the Settlor's Wife, pursuant to Article VIII.B.3. below.

         B. SIMULTANEOUS DEATH. If the Settlor's Wife and the Settlor die simultaneously or under such circumstances that the order of their deaths cannot be determined, she shall be deemed to have survived the Settlor for purposes of this Article.

                                   ARTICLE VII
                              CREDIT-SHELTER TRUST

                  Property that is to be held in the Credit-Shelter Trust shall be held under this Article, and all references to "Credit-Shelter Trust" shall be to the trusts held under this Article.

         A. DURING THE SETTLOR'S WIFE'S LIFE. The following provisions shall apply during the Settlor's Wife's life.

                  1. The Trustees shall distribute to any one or more of the Settlor's descendants as much of the net income and principal of the trust as the Trustees may from time to time determine, in such amounts or proportions as the Trustees may from time to time select, for the recipient's health, education, maintenance and support, in his or her accustomed manner of living.

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                  2. The Trustees shall distribute to any one or more of the
Settlor's descendants as much of the net income and principal of the trust as the Trustees (excluding, however, any Interested Trustee) may from time to time determine, in such amounts or proportions as the Trustees (excluding, however, any Interested Trustee) may from time to time select, for any purpose.

                  3. Any net income not so distributed shall be accumulated and annually added to principal.

         B. UPON THE SETTLOR'S WIFE'S DEATH. Upon the death of the Settlor's Wife, the property then held in the Credit-Shelter Trust shall be distributed as follows:

                  1. To one or more persons out of a class composed of the Settlor's descendants on such terms as the Settlor's Wife may appoint by a Will or other signed writing specifically referring to this power of appointment; or in default of appointment or insofar as an appointment is not effective;

                  2. To the Settlor's descendants then living, per stirpes, subject, however, to the provisions of the Descendants' Trusts.

                                  ARTICLE VIII
                               QTIP MARITAL TRUST

         Property that is to be held in the Marital Trust shall be held under this Article and all references to the "Marital Trust" shall be to the trusts held under this Article. The Trustees shall subdivide the Marital Trust into two separate trusts (in addition to the Reverse QTIP Trust established pursuant to Article V above), one of such trusts ("Marital Trust I") shall contain (and the Trustees are hereby directed to distribute to such Trust) all voting shares of LMM Family Corp. and MCI Holdings Corporation, together with the entire membership interest in MP Parent

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LLC, and the other of such trusts ("Marital Trust II") shall contain all property other than the voting shares of LMM Family Corp., MCI Holdings Corporation and the membership interest in MP Parent LLC distributed to Marital Trust I, and all property other than that property administered as the Reverse QTIP Trust, as provided hereinabove. It is the intention and the direction of the Settlor that all amounts contained in the Marital Trust, including Marital Trust I, Marital Trust II and the Reverse QTIP Trust, shall (subject to the separate provisions granting a Special Power of Appointment to the Settlor's wife, pursuant to Paragraph B.2. below, and further subject to the separate provisions for trustees of Marital Trust I and Marital Trust II, and the Reverse QTIP Trust as provided in Article XIX below) be administered pursuant to the following provisions:

         A. DURING THE SETTLOR'S WIFE'S LIFE. The following provisions shall apply during the Settlor's Wife's life.

                  1. The Trustees shall distribute to the Settlor's Wife, annually, the greater of:

                           (a) the net income of the trust, and

                           (b) the sum of:

                                    (1) ONE MILLION FIVE HUNDRED THOUSAND
DOLLARS ($1,500,000), as adjusted for CPI Increases and Tax Grossup (both such terms as defined in Article XXIII below); and


                                    (2) any additional amount that the Settlor's
Wife requests by delivering a written instrument to the trustees at least 30 days in advance of the requested distribution date; provided, however, that such additional amount shall not exceed the smallest of the following:

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                                          (A) the amount by which FIFTEEN
MILLION DOLLARS ($15,000,000), as adjusted for Tax Grossup, exceeds the aggregate amount that the Trustees previously have distributed to the Settlor's Wife pursuant to this clause (b)(2) during her lifetime;


                                          (B) the Sum of the Annual Differences
(as defined in Article XXIII below); and


                                          (C) the amount of cash and liquidation
value (net of sale expenses) of marketable securities capable of immediate liquidation then held by the Trustees.

                  2. Without limiting the Trustees' discretion, the Settlor requests that no distribution of principal be made from the Reverse QTIP Trust or Marital Trust I until the principal of Marital Trust II is exhausted unless there is a compelling reason to do so.

                  3. The Settlor's Wife may direct the Trustees to make any unproductive assets productive of income or to convert any unproductive assets to property that produces income, within a reasonable time, notwithstanding any provision of this Agreement otherwise authorizing the Trustees to retain unproductive property. The power to allocate receipts and disbursements to income and principal and to amortize premiums contrary to applicable state law in other provisions of this Agreement shall not apply to the Marital Trust. The application of any specific provision of this Agreement shall in all events be construed so as to give the Settlor's Wife that degree of beneficial enjoyment of the trust property during her life which the principles of the law of trusts accord to a person who is the sole income beneficiary of a trust, and to ensure that the Marital Trust qualifies for the federal estate tax marital deduction to the extent so elected.

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         B. UPON THE SETTLER'S WIFE'S DEATH. The following provisions shall apply after the Settlor's Wife's death.

                  1. Unless the Settlor's Wife provides otherwise by specific reference to this Article in a Will or other writing, the Trustees shall pay any increase in death taxes payable upon the death of the Settlor's Wife caused by the inclusion of a marital trust or a portion of a marital trust in her gross estate (to the extent such taxes are not paid from the assets of the estate of the Settlor's Wife as directed by the Susan Miller Revocable Trust) from the principal of the trust or portion so included. The Trustees may rely upon the written statement by the Settlor's Wife's Trustees of the amounts thus payable. If there is more than one marital trust, the Trustees shall pay such death taxes from Marital Trust II or included portion thereof rather than the Reverse QTIP Trust or Marital Trust I until Marital Trust II is exhausted, and only then from the Reverse QTIP Trust, Marital Trust I or included portion thereof. To the maximum extent possible, no such tax shall be payable from the assets or portion of the Leonard Miller Testamentary Charitable Lead Trust ("CLAT") eligible for an estate tax charitable deduction under Code Section 2055(a) or 2055(e)(2)(B)).

                  2. The Settlor's Wife shall have the power, by a provision in her Will specifically referring to this Special Power of Appointment, to appoint all or any portion of the principal of Marital Trust II (but in no event shall this power extend to any of the principal of Marital Trust I) to the Settlor's descendants, per stirpes, pursuant to the terms of the Descendants' Trusts; and to appoint all or any portion of the principal of the Reverse QTIP Trust to one or more persons out of a class composed of the Settlor's decendants, pursuant to the terms of the Descendants' Trusts.

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                  3. The balance of all property then held in the Marital Trust
(to the extent that the Settlor's Wife shall fail to validly exercise the power of appointment granted to her pursuant to the provisions of subparagraph 2. hereinabove) shall be administered as follows:

                           a. All voting shares of LMM Family Corp. and MCI
Holdings Corporation, together with all non-voting shares of LMM Family Corp. and MCI Holdings Corporation and any other shares of a corporation that are subject to the terms and conditions of Article XX, relating to S Corporation Shares, shall be distributed to a separate trust known as the "LMM Family Corp. Descendants' Trust," to be administered (subject to the provisions for separate Trustees in Article XIX and the provisions of Article XX relating to S Corporation Shares, below) pursuant to the terms and conditions of Article XI.E, below.

                           b. The principal of the Reverse QTIP Trust shall be
distributed to the Settlor's descendants, per stirpes, subject to the terms of the Descendants' Trusts.

                           c. The balance of all amounts contained in the
Marital Trust shall be distributed to the Leonard Miller Testamentary Charitable Lead Annuity Trust ("CLAT"), to be administered as provided in Article IX below.

         C. WIFE'S DISCLAIMER. If the Settlor's Wife disclaims any of her interest in the income and principal of the Marital Trust, the disclaimed property shall be added to the Credit-Shelter Trust under this Agreement to be disposed of under the terms of that trust, provided, however, that the Settlor's Wife shall have no testamentary power of appointment over or power to direct the beneficial enjoyment of the fractional share of the Credit-Shelter Trust consisting of disclaimed property, including any accumulated income of that share, unless such right is limited by an ascertainable standard. If the Settlor's Wife disclaims all of her interest in the income of

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the Marital Trust or a portion of the income of the Marital Trust, she shall be deemed to have disclaimed her interest in all or a corresponding portion of the principal of the Marital Trust.

         D. ALLOCATION OF MANAGEMENT EXPENSES. To the extent the following authorization does not cause any interest hereunder to fail to qualify, in whole or in part, for the federal estate tax marital deduction which otherwise would so qualify, the Trustees are authorized to allocate management expenses within the meaning of Reg. Section 20.2056(b)-4(d)(l)(i) to any interest hereunder that qualifies for the federal estate tax marital deduction.

                                   ARTICLE IX
                LEONARD MILLER TESTAMENTARY CHARITABLE LEAD TRUST

         Property that is to be held in the Leonard Miller Testamentary Charitable Lead Trust ("CLAT") shall be held under this Article and all references to the "Leonard Miller Testamentary Charitable Lead Trust" or "CLAT" shall be to the trust held under this Article.

         A. PAYMENTS TO CHARITY. During the charitable term, in each taxable year of the trust, the Trustee shall pay to such one or more Qualified Charitable Recipients as the Trustee shall select (the "Recipients"), in such amounts or proportions, as the Trustee shall determine, the annuity amount defined below.

         B. QUALIFIED CHARITABLE ORGANIZATIONS. "Qualified Charitable Recipient" means an entity that is described in Code Sections 2055(a) and 2522(a). No distribution shall be made to a recipient unless, at the time of the payment, the recipient is a Qualified Charitable Recipient. A distribution to a Qualified Charitable Recipient described in Code Sec. 170(b)(l)(A)(v) shall be made exclusively for public purposes.

         C. DEFINITION OF ANNUITY AMOUNT. The annuity amount shall be that percent (expressed in dollars) of the initial net fair market value of the assets passing in trust under this Article, as

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finally determined for Federal estate tax purposes (the "initial value") which, when paid over the term described in Paragraph J. below, will result in a charitable estate tax deduction under Code Sections 2055(a) and 2055(e)(2)(B) that is equal to the lesser of: (i) the smallest portion of the initial value which will result in a charitable estate tax deduction under Code Section 2055
(a) that is equal (or as near to equal as possible) to the initial value; or
(ii) the largest amount (and no more) which will not cause the trust to be subject to the taxes on "excess business holdings" under Code Section 4943, pursuant to the exemption provided Code Section 4947(b)(3) or any other applicable section of the Code and the Regulations thereunder.

         D. FREQUENCY AND SOURCE OF PAYMENT. The annuity amount shall be paid annually at the end of each calendar year. Payment shall first be made from gross income of the current or any prior year, then from income (within the meaning of Code Section 643(b)) that is not gross income and lastly from principal that is not gross income. Payments of gross income shall first be made from gross income that is not capital gain or unrelated business taxable income, then from short term capital gain, then from long term capital gain, and lastly from unrelated business taxable income. The terms "gross income," "short-term capital gain," "long-term capital gain," and "unrelated business taxable income" shall have the meanings assigned to them by the Internal Revenue Code.

         E. EXCESS INCOME ADDED TO PRINCIPAL. Any income (within the meaning of Code Section 643(b)) of the trust for a taxable year not distributed as part of the annuity amount shall be added to principal.

         F. INCORRECT VALUATION. If the net fair market value of the trust assets is incorrectly determined, then within a reasonable period after the value is finally determined for federal tax purposes, the Trustee shall pay to the Recipients (in the case of an undervaluation) or receive

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from the Recipients (in the case of an overvaluation) an amount equal to the difference between the annuity payments properly payable and the annuity amounts actually paid.

         G. TAXABLE YEAR. The taxable year of the year of the trust shall be the calendar year.

         H. PRORATION OF CERTAIN PAYMENTS. The Trustee shall prorate the annuity amount on a daily basis for a short taxable year and for the taxable year of the expiration of the charitable term.

         I. ADDITIONAL CONTRIBUTIONS. No additional contributions shall be made to a trust under this Article after the initial contribution and prior to the expiration of the charitable term.

         J. CHARITABLE TERM DEFINITION. The "charitable term" begins on the date of the Settlor's death and ends on the eighteenth anniversary of that date.

         K. PROHIBITED TRANSACTIONS. While the trust is a trust described in Code Section 4947(a)(2), the Trustee is prohibited from engaging in any act of self-dealing as defined in Code Section 4941(d), from retaining any excess business holdings as defined in Code Section 4943(c), which would subject the trust to tax under Code Section 4943, from making any investments which would subject the trust to tax under Code Section 4944, and from making any taxable expenditures as defined in Code Section 4945(d). The Trustee shall make distributions at such time and in such manner as not to subject the trust to tax under Code Section 4942. The Trustee shall not acquire or retain any assets that would, were the Trustee to acquire such assets, give rise to a tax under Code
Section 4943 or Section 4944, if the initial present value of the charitable interest in the trust exceeds 60 percent of the net fair market value of all assets passing in trust as finally determined for Federal tax purposes (after the payment of estate taxes and other liabilities).

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         L. TRUSTEE MUST NOT DISQUALIFY TRUST. The Trustee shall not exercise any power or discretion granted by law or by this Agreement that would be inconsistent with the qualification of the interests of the Recipients as a guaranteed annuity interest within the meaning of Code Section 2522(c)(2)(B) and the Regulations thereunder.

         M. LIMITED POWER TO AMEND. The Trustee, acting alone, may amend the trust in any manner required for the sole purpose of ensuring that the interest of the Recipients during the charitable term is at all times a guaranteed annuity interest within the meaning of Code Section 2522(c)(2)(B) and the Regulations thereunder and to otherwise reflect the Settlor's intent with regard to the limitations of the Trustees' authority and discretion, as set forth in Paragraph L above.

         N. DISTRIBUTION UPON EXPIRATION OF TERM. Upon the expiration of the charitable term, the Trustee shall distribute the remaining trust property (other than any amount due the Recipients) to the Settlor's descendants then living, per stirpes, subject to the terms of the Descendants' Trusts, as provided below.

                                    ARTICLE X
                GENERAL PROVISIONS CONCERNING DESCENDANTS' TRUSTS

                  This Article shall apply to all property that passes to the Settlor's descendants subject to the terms of the Descendants' Trusts. The Trustees shall apply the terms of the Descendants' Trusts separately to property which is exempt from GSTT and property which is not exempt from GSTT, so that there shall be one trust that is potentially subject to generation-skipping transfer tax (the "GST Non-Exempt Trust") and one trust that is exempt from the generation-skipping transfer tax (the "GST Exempt Trust").

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                  The property which is exempt from generation-skipping transfer tax and the property which is not exempt from generation-skipping transfer tax for a descendant shall each be held separately in a Descendant's Separate Trust for the descendant who would otherwise receive the property outright, each such descendant to be the "Beneficiary" of his or her separate trust.

                                   ARTICLE XI
                          DESCENDANTS' SEPARATE TRUSTS

                  Property that is to be held in the Descendants' Separate Trusts shall be held under this Article, and all references to a "Descendant's Separate Trust" or the "Descendants' Separate Trusts" shall be to the trusts held under this Article.

         A. DURING BENEFICIARY'S LIFE. The following provisions shall apply during the Beneficiary's life:

                  1. The Trustees shall distribute to any one or more of the Beneficiary and the Beneficiary's descendants as much of the net income and principal of the Descendant's Separate Trust as the Trustees may from time to time determine, in such amounts or proportions as the Trustees may from time to time select, for the recipient's health, education, maintenance and support, in his or her accustomed manner of living.

                  2. The Trustees shall distribute to any one or more of the Beneficiary and the Beneficiary's descendants as much of the net income and principal of the Descendant's Separate Trust as the Trustees (excluding, however, any Interested Trustee) may from time to time determine, in such amounts or proportions as the Trustees (excluding, however, any Interested Trustee) may from time to time select, for any purpose.

                  3. Any net income not so distributed shall be accumulated and annually added to principal.

                  4. Without limiting the Trustees' discretion, the Trustees may consider the needs of the Beneficiary as more important than the needs of the Beneficiary's descendants or any other beneficiary.

         B. UPON BENEFICIARY'S DEATH. Upon the Beneficiary's death, the property then held in his or her Descendant's Separate Trust shall be distributed as follows:

                  1. To such one or more persons out of a class composed of the Settlor's descendants other than the Beneficiary on such terms as the Beneficiary may appoint by a Will or other signed writing specifically referring to this power of appointment; and provided that, in the case of the GST Exempt Trust, no appointment shall be made to the Beneficiary, the Beneficiary's estate, the Beneficiary's creditors or the creditors of the Beneficiary's estate, or in default of appointment or insofar as an appointment is not effective;

                  2. To the Beneficiary's descendants then living, per stirpes, subject to the terms of the trusts under this Article; or if there are no descendants of the Beneficiary then living:

                           a. if the Beneficiary was a grandchild or more remote
descendant of the Settlor, to the descendants then living, per stirpes, of the Beneficiary's nearest ancestor who was a descendant of the Settlor with descendants then living; subject, however, to the provisions of the trusts under this Article; or if there are no such descendants or if the Beneficiary was a child of the Settlor;

                           b. to the Settlor's descendants then living, per
stirpes, subject, however, to the provisions of the trusts under this Article.

         C. DISINTERESTED TRUSTEE MAY CONFER POWER. The Trustees (excluding, however, any Interested Trustee) may at any time, prior to the death of the Beneficiary, by written instrument: (1) confer upon the Beneficiary a power exercisable only by Will to appoint all or part of the GST Non-Exempt Trust to the creditors of the Beneficiary's estate (other than any taxing authority), and the instrument conferring the power may require consent of the Trustees (other than any Interested Trustee), (2) revoke any such instrument previously executed, with or without executing a replacement instrument and/or (3) irrevocably relinquish the powers conferred under (1) and/or (2). Without limiting the Trustees' discretion, the Trustees may use the authority conferred by this paragraph to subject the trust property to estate tax instead of the generation-skipping transfer tax when it appears that it may reduce overall taxes to do so. The Beneficiary's power conferred by this paragraph shall not be exercisable in any manner so as to postpone the vesting of any estate or interest in the appointed property or to suspend the absolute ownership or power of alienation of the appointed property for a period ascertainable without regard to the date of the Settlor's death, and the validity of any exercise shall be measured with respect to that date.

         D. MAXIMUM DURATION FOR TRUSTS. Any trust under this Article still in existence upon the expiration of the Maximum Duration for Trusts (as defined below) shall thereupon terminate and the remaining trust property shall be distributed to the Beneficiary of the trust.

         E. LMM FAMILY CORP. DESCENDANTS' TRUST. THE Trustee shall hold and administer the assets distributed to the LMM Family Corp. Descendants' Trust pursuant to Article VIII B.3.a. above, as the principal of a separate trust as follows:

                  1. The Trustee shall distribute to any one or more of the Settlor's descendants, as much of the net income and principal of the Trust, as the Trustee may, from time to time determine, in such amounts or proportions as the Trustee may from time to time select, for the recipient's health, education, maintenance and support, in his or her accustomed manner of living.

                  2. The Trustee shall distribute to any one or more of the Settlor's descendants as much of the net income and principal of the Trust as the Trustee (excluding, however, any Interested Trustee) may from time to time determine, in such amounts or proportions as the Trustee (excluding, however, any Interested Trustee) may from time to time select, for any purpose.

                  3. Any net income not so distributed shall be accumulated and annually added to principal.

                  4. During the administration of this Trust, in no event shall the Trustee distribute any interest in the LMM Family Corp. or MCI Holdings Corporation. At such time as there are no longer any shares of LMM Family Corp. and MCI Holdings Corporation held by this Trust, the Trust under this Paragraph E shall terminate and the Trustee shall divide and set apart the balance of the principal of the Trust, per stirpes, for the Settlor's descendants then living, to be administered subject to the terms of the Decendants' Trusts.

                                   ARTICLE XII
                              TAKERS OF LAST RESORT

                  The Trustees shall distribute any property that is not otherwise disposed of under this Agreement (a) one-half (1/2) (or all, if there are no persons to take under item (b)) to the persons who would have inherited the Settlor's personal estate, and in the shares that they would have inherited it, had the Settlor died a resident of Florida, unmarried and without a valid Will, on the date on which expires the interest of the last living beneficiary of the property under this

Agreemement, and (b) one-half (1/2) (or all, if there are no persons to take under item (a)) to the persons who would have inherited the personal estate of the Settlor's Wife, and in the shares that they would have inherited it, had the Settlor's Wife died a resident of Florida, unmarried and without a valid Will, on the date on which expires the interest of the last living beneficiary of the property under this Agreement.

                                  ARTICLE XIII
                           MAXIMUM DURATION OF TRUSTS

         A. MAXIMUM DURATION FOR TRUSTS DEFINED. The Maximum Duration for Trusts is the longest period that property may be held in trust under this Agreement under any applicable rules limiting the maximum duration of trusts (such as any rules governing perpetuities, vesting, accumulations or the suspension of alienation).

         B. POWERS OF APPOINTMENT. This Article shall also apply to a trust created by the exercise of a power of appointment conferred by this Agreement.

                                   ARTICLE XIV
                               PAYMENTS TO MINORS

                  Whenever income or principal becomes for any reason distributable to a person under twenty-one (21) years of age (described herein as the "Minor" regardless of the actual legal age of majority), the Trustees may make the distribution in any way in which the Trustees shall deem appropriate, including (but not limited to) those enumerated in this Article:

         A. DISTRIBUTION TO TRUST. The Trustees may hold the property in a separate trust for the Minor until the Minor attains twenty-one (21) years of age. The Trustees may distribute to the Minor as much of the net income and/or principal of the trust as the Trustees may from time to time determine, for any purpose, annually adding to principal any undistributed net income.

When the Minor reaches twenty-one (21) years of age, the Trustees shall distribute the property to the Minor, if then living, or otherwise:

                  1. To the Minor's descendants surviving the Minor, per stirpes; or in default thereof,

                  2. If the Minor was a grandchild or more remote descendant of the Settlor, to the descendants then living; per stirpes, of the Minor's nearest ancestor who was a descendant of the Settlor with descendants then living, or in default thereof or if the Minor was a child of the Settlor,

                  3. To the Settlor's descendants then living, per stirpes. Any trust under this section entitled "Distribution to Trust" shall terminate upon the expiration of the Maximum Duration for Trusts as defined elsewhere in this Agreement, and the remaining trust property shall be distributed to the Minor in one of the other ways authorized in this Article.

         B. DISTRIBUTION TO CUSTODIAN. The Trustees may distribute the property to a custodian under any state's version of the Uniform Transfers (or Gifts) to Minors Act, including a custodian selected by the Trustees. The Trustees may select any age for termination of the custodianship permitted under the Act, giving due consideration to selecting twenty-one (21) years of age if that is permitted.

         C. DISTRIBUTION TO DONEE OF A POWER DURING MINORITY. The Trustees may actually distribute the property to anyone serving as Trustee under this Agreement, in a manner so that it then vests in the Minor, to hold the same as donee of a power during minority, such donee to have all the powers of a Trustee under this Agreement (including the power to apply the property for the Minor) and to be compensated as if the property were a separate trust, but with no duty to account to any court periodically or otherwise.

         D. DISTRIBUTION TO A GUARDIAN OF A MINOR'S PROPERTY. The Trustees may distribute the property to a guardian of the Minor's property.

         E. DISTRIBUTION TO A MINOR'S PARENT. The Trustees may distribute the property to a parent of the Minor even if the parent does not assume any formal fiduciary capacity concerning the property. Distributions shall be made to a parent of a beneficiary only if the parent either (i) is a descendant of the Settlor, or (ii) was married to a descendant of the Settlor at the date of death of the descendant of the Settlor who was the spouse of the parent to receive the distribution.

         F. DISTRIBUTION DIRECTLY TO A MINOR. The Trustees may distribute the property directly to the Minor if the Minor has attained fourteen (14) years of age and has the practical capacity to own the type and amount of property in question.

         G. EXONERATION OF FIDUCIARY FOR DISTRIBUTIONS FOR MINOR. The Trustees shall be free from any responsibility for the subsequent disposition of the property if it is distributed in one of the ways specified in this Article.

                                   ARTICLE XV
                              SPENDTHRIFT PROVISION

         A. NO ASSIGNMENT. No interest in any trust hereunder shall be subject to the beneficiary's liabilities or creditor claims, assignment or anticipation.

         B. PROTECTION FROM CREDITORS. If the Trustees shall determine that a beneficiary (other than the Settlor's Wife with respect to any Marital Trust) would not benefit as greatly from any outright distribution of trust income or principal because of the availability of the distribution to the beneficiary's creditors, the Trustees shall instead expend those amounts for the benefit of the beneficiary. This direction is intended to enable the Trustees to give the beneficiary the maximum possible benefit and enjoyment of all of the trust income and principal to which the beneficiary is entitled.

                                   ARTICLE XVI
                      EXERCISE OF POWERS CREATED HEREUNDER

         A. FORM OF APPOINTMENT. Except where this Agreement specifically provides otherwise, a power of appointment conferred hereunder upon a person in his or her individual capacity (a "Non-Fiduciary Power") may be exercised in favor of one or more persons, in any proportions, and in any lawful estates and interests, whether absolute or in further trust. Such a Non-Fiduciary Power may be exercised to create further Non-Fiduciary Powers, which may be made exercisable in the same or a different manner. A limited power of appointment may be exercised to confer a limited or general power, including a presently exercisable limited or general power.

         B. TRUSTEES UNDER APPOINTMENT. The Trustee under an appointment in further trust may be any person not prohibited from serving as Trustee under this Agreement and may be given fiduciary powers (including discretionary powers over distributions), exercisable, however, only in favor of objects of the exercised power.

         C. TRUSTEE CAN CREATE TRUSTS. The discretionary power of the Trustees (excluding, however, any Interested Trustee) to distribute principal from the Descendants' Separate Trusts may be exercised in the same ways as a Non-Fiduciary Power under this Article, except that this shall not authorize the Trustees to restrict or curtail any beneficiary's interest in mandatory payments (such as all or a fraction of the trust income) by an exercise that would not be authorized without this paragraph. If a power held in a fiduciary capacity is exercised to create another power (whether the power created is conferred in a fiduciary or individual capacity), then the power created shall not be exercisable in any manner which may postpone the vesting of any estate or interest in the appointed property or suspend the absolute ownership or power of alienation of the appointed property for a period ascertainable without regard to the date of the Settlor's death.

                                  ARTICLE XVII
                               RETIREMENT BENEFITS

                  The following provisions concern Qualified Retirement Benefits that become distributable to the Trustees under this Agreement (whether directly or through the Settlor's estate) by reason of the Settlor's death. "Qualified Retirement Benefits" means amounts held in or payable pursuant to a plan (of whatever type) qualified under Code Sec. 401, an individual retirement arrangement under Code Sec. 408 or Code Sec. 408A, a tax-sheltered annuity under Code Sec. 403 or any other benefit subject to the distribution rules of Code Sec. 401(a)(9).

         A. BENEFITS PAYABLE TO TRUSTEE. If Qualified Retirement Benefits are made payable to the Settlor's estate or directly to the Trustees without specifying a particular trust, then:

                  1. If the Settlor's Wife survives the Settlor, any benefit excluded from the Settlor's gross estate shall be added to (but shall not affect the size of) that Formula Gift that is not made to any Marital Trust, or if there is no such gift to that portion of the residue of the Trust Fund that is not left to any Marital Trust. No excluded benefit shall, however, be used to satisfy any obligation of the Trust Fund.

                  2. Subject to the foregoing, to the extent there is insufficient other property to satisfy any of the Formula Gifts, a fractional share (and not a sum, even if the gift is stated as a sum) of the Qualified Retirement Benefits having a value as finally determined for federal estate tax purposes equal to the insufficiency shall be allocated in satisfaction of such Formula Gift or Gifts.

                  3. The balance of the Qualified Retirement Benefits shall be disposed of in the same manner as the residue of the Trust Fund under this Agreement.

         B. SELECTION OF PAYOUT SCHEDULE. The Trustees may, in the Trustees' absolute discretion, exercise any right to determine the manner and timing of payment of Qualified Retirement Benefits that is available to the recipient of the benefits, but the Trustees must exercise such rights in a manner consistent with the federal income tax rules regarding required minimum distributions under Code Sec. 401(a)(9). However, if any Qualified Retirement Benefits are payable to the Marital Trust (whether pursuant to a separate beneficiary designation or pursuant to this Article), the Settlor's Wife shall have the right in her individual capacity and in her absolute discretion, exercisable in all events, to withdraw from the plan, trust or account from which the benefits are payable, all the income of the plan, trust or account annually or at more frequent intervals. For this purpose "income" means income as defined in Code Sec. 643(b) determined as if the plan, trust, or account were a separate trust under this Agreement. This right of the Settlor's Wife shall take precedence over the right of the trustees of the Marital Trust to such income and any exercise of the right shall take precedence over any different payout selected by the Trustees of the Marital Trust. The Settlor directs the Trustees of the Marital Trust to take any steps necessary to enable the Settlor's Wife to exercise this right effectively.

                                  ARTICLE XVIII
                             PAYMENT OF DEATH TAXES

         A. ALL APPORTIONED EXCEPT PRERESIDUARY GIFTS. All estate, inheritance, legacy, succession, generation-skipping or other wealth transfer taxes (other than any additional estate tax imposed by Code Secs. 2031(c)(5)(C), 2032A(c) or 2057(f) or any generation-skipping transfer tax on any generation-skipping transfer other than a direct skip or comparable taxes imposed by any other taxing authority) that result from the Settlor's death and that are imposed by any domestic or foreign taxing authority as a result of the Settlor's death, but only to the extent imposed upon property passing under the Settlor's Will or this Agreement, together with interest and penalties on those taxes, shall be charged against and paid without apportionment out of the residue of the Trust Fund as an administration expense. Such taxes on property not passing under this Agreement or the Settlor's Will shall be apportioned to and paid from such property by those succeeding to such property, taking into account the provisions of any instrument governing such property, the provisions of the Internal Revenue Code and any provisions of other applicable law apportioning such taxes; provided however, to the maximum extent possible, no such tax shall be payable from the assets or portion of the Leonard Miller Testamentary Charitable Lead Trust ("CLAT") which shall otherwise qualify for the charitable estate tax deduction under Internal Revenue Code Section 2055(a) or 2055(e)(2)(B).

         B. MODIFICATIONS. However, the following clarifications and/or modifications of the general rule set forth in the preceding paragraph shall apply:

                  1. Except for the prohibition on payment of taxes from the amounts eligible for the charitable estate tax deduction as provided hereinabove, all taxes generated by the residue of the Trust Fund shall be apportioned within the residue of the Trust Fund to the share or shares generating the tax, but shall not be apportioned between current and future interests, such as a life estate and remainder, even if one and not the other is taxable.

                  2. The tax on any QTIP property included in the Settlor's gross estate under Code Sec. 2044 shall be paid to the maximum extent possible, from assets in the Settlor's Estate and this Trust other than the QTIP property itself. The Settlor specifically waives any right of reimbursement from any such QTIP property pursuant to the provisions of Code Section 2207A or any other applicable Code provisions dealing with reimbursement of the Settlor's Estate from the recipients of the QTIP property.

                  3. Taxes on Qualified Retirement Benefits shall be paid out of the Trust Fund as an administration expense without apportionment and with no right of reimbursement from the recipient or recipients of these benefits and before any determination of the residue of the Trust Fund or of any shares or interests therein.

                  4. Any generation-skipping transfer tax other than a tax on a direct skip of property passing as part of the Trust Fund and disposed of under this Agreement prior to the disposition of the residue of the Trust Fund shall be charged to the property constituting the transfer in the manner provided by Code Sec. 2603(b).

                  5. Taxes imposed under Code Sec. 2701(d) shall be apportioned and paid as an additional estate or gift tax as provided in Chapter 14 of the Code.

         C. SPECIFIC REFERENCE TO CODE SECTIONS. The Settlor hereby makes specific reference to 2207B (concerning tax on property included under Code Sec.
2036) and 2603(b) (concerning the generation-skipping transfer tax under Chapter 13 of the Code) and to corresponding provisions of state law, and the Settlor directs that they shall apply to the extent they are consistent with the above and shall not apply to the extent they are inconsistent with the above. The Settlor hereby confirms that he specifically waives the provisions of Code Sec. 2207A (concerning tax on QTIP property).

         D. APPORTIONMENT PREVAILS OVER ABATEMENT, If payment of taxes from the residue of the Trust Fund in accordance with the foregoing exhausts the share or shares of the residue of the Trust Fund that generate the tax, the balance of tax due shall first be charged to the Formula Gifts, and any balance due after that shall be apportioned in accordance with the rules of tax apportionment rather than the rules of abatement.

                                   ARTICLE XIX
                                    TRUSTEES

         A. TRUSTEE APPOINTMENTS.

                  1. In the event of the inability of the Settlor to serve as Trustee of this Trust during his lifetime, the Settlor names his children, STUART MILLER, LESLIE SAIONTZ, and JEFFREY MILLER, together with BRIAN BILZIN, as successor Co-Trustees.

                  2. The Settlor appoints the Beneficiary of each Descendant's Separate Trust who has otherwise attained the age of thirty-five (35) years to serve as Co-Trustee of such separate trust, together with BRIAN BILZIN.

                  3. The Settlor appoints his son, STUART MILLER, to serve as sole Trustee of Marital Trust I and the LMM Family Corp. Descendants' Trust. In the event for any reason that the Settlor's son, STUART MILLER, cannot serve as Trustee of said Trusts, then the Settlor's daughter, LESLIE SAIONTZ, the Settlor's son, JEFFREY MILLER, and BRIAN BILZIN shall serve as Successor Co-Trustees of such Trusts.

                  4. The Settlor names his sons, JEFFREY MILLER and STUART MILLER, and his daughter, LESLIE SAIONTZ, together with BRIAN BILZIN, as Co-Trustees of Marital

Trust II, the Leonard Miller Testamentary Charitable Lead Annuity Trust (CLAT), the Credit Shelter Trust, the Reverse QTIP Trust and all other trusts created hereunder, not otherwise specified.

                  5. A Trustee who is named by the Settlor to take office upon the Settlor's death shall serve together with any then-serving Trustee who is a party to this Agreement or any then-serving successor Trustee or Co-Trustee. If one or more of Trustees of any trust created hereunder are unable to serve, at any time or times, the remaining Trustees shall continue to serve as Trustees of such trust.

                  6. Except as may be expressly provided elsewhere in this Agreement, Trustees shall be entitled to serve based on the following rules:

                           a. first, each Trustee who is a party to this
Agreement shall be entitled to serve,

                           b. second, any successor Trustee named by the Settlor
in this Agreement shall be entitled to serve,

                           c. third, a then-serving Co-Trustee effectively
appointed by another Trustee shall be entitled to continue serving,

                           d. fourth, a successor Trustee effectively appointed
by another Trustee or by the Protector, and not disqualified by the Protector's removal of the appointing Trustee, shall be entitled to serve.

                  7. In the event that the sole Trustee of a trust is a beneficiary of the trust, the Trustee may appoint, but shall not be required to appoint, a Co-Trustee as provided herein. A beneficiary's interest may not be merged or converted into a legal life estate or estate for years because the beneficiary is the sole Trustee, but if this would still happen under applicable law, then a Co-Trustee shall be appointed in preference to such merger or conversion.

         B. TRUST PROVISIONS REGARDING LMM FAMILY CORP.

         The Settlor has appointed his son Stuart to serve as sole trustee of Marital Trust I and the LMM Family Corp. Descendants' Trust for the sole purpose of assuring that Stuart has, during his lifetime, sole and exclusive control over LMM Family Partnership, L.P. ("LMM") and MFA Limited Partnership ("MFA") (both defined in Article XXIII below) through his control of LMM Family Corp. (also defined in Article XXIII below) in his position as sole trustee of such trusts, or otherwise, subject to the conditions and limitations hereinafter set forth. It is the Settlor's intent that the sole and exclusive control of LMM and MFA, through Stuart's control of LMM Family Corp. be maintained only during such period of time as each meets the "control test". LLM and MFA will meet the control test only so long as each of them, respectively, or both of them together, own sufficient shares of stock of Lennar Corporation, a Delaware corporation ("LEN"), LNR Property Corporation, a Delaware corporation ("LNR"), or any successor in interest to those corporations (collectively, the "Lennar corporations"), in order to enable Stuart to be a "Control Person" (defined in
Article XXIII below) with respect to the shares of either or both of the Lennar corporations. At such time as Stuart is no longer a Control Person with respect to either or LLM or MFA, Stuart shall take such steps as may be reasonably required in order to pass control of LMM Family Corp. to one of the Multiple Trustee Trusts (as defined in Article XXIII below), then existing.

         While it is the intention of the Settlor that Stuart control LMM Family Corp. for the ultimate purpose of exercising control of LEN and LNR (so long as he is a Control Person with respect to either or both of said corporations) the Settlor is not desirous of having Stuart exercise control over Significant Other Assets (as defined at Article XXIII below) or the portions of LMM or MFA containing Significant Other Assets. Accordingly, Stuart shall, from time to time, during the administration of LMM Family Corp. Descendants Trust, pass control of Significant Other Assets (at such time as any trust assets meet the definition of Significant Other Assets pursuant to Article XXIII hereunder) in any reasonable manner, including, by way of illustration but not limitation: (1) the granting of a limited voting proxy from Stuart to the trustees of those trusts described below as the Multiple Trustee Trusts with respect to the Significant Other Assets; (2) distribution of the Significant Other Assets from the LMM and MFA to the then partners of those partnerships;
(3) the segregation of LMM Family Corp. into multiple corporations each separately controlling shares of Significant Other Assets; (4) the formation of partnerships in or among any of the trusts, the division or merger of trusts, or any other method reasonably designed to transfer control of the Significant Other Assets to the Multiple Trustee Trusts and (5) adding additional trustees to any existing, merged or divided trust.

         C. ADDITIONAL PROVISIONS REGARDING CHANGES IN FIDUCIARIES.

            1. Any Trustee may resign at any time without court approval and whether or not a successor has been appointed.

            2. Each individual Trustee (including successors) shall have the right to appoint a successor individual Trustee by an instrument in writing, such appointment to take effect upon the death, resignation or incapacity of the appointing Trustee and all other Co-Trustees then serving. An appointment may be changed or revoked until it takes effect. If the Settlor has named a successor or successors to the appointing Trustee in this Agreement, the appointment of a successor under this paragraph shall take effect only if and when all Trustees that the Settlor has appointed fail to qualify or cease to act.

            3. The individuals (and any corporation) acting as the Trustees may appoint an individual or a corporation with fiduciary powers as a Co-Trustee at any time acting unanimously by written instrument.

            4. The initial "Protectors" of each trust under this Agreement shall be the Settlor's sons, JEFFREY MILLER and STUART MILLER, and the Settlor's daughter, LESLIE SAIONTZ. The Protectors shall act unanimously and there shall be a minimum of two (2) persons then serving in order to act. The Protectors may be one or more individuals or corporations.

                  a. The Protectors (acting unanimously, as provided above) may appoint one or more persons to be successor Protectors to take office upon the death, resignation or incapacity of a Protector.

                  b. After the Settlor's death, the Protectors shall have the right to remove any Trustee of a trust under this Agreement other than the Settlor's Wife or a descendant of the Settlor. If a Trustee is removed by the Protectors, any successor Trustee appointed by the removed Trustee shall not take office. The Protectors shall also have the right to appoint an individual or corporation with fiduciary powers to replace the removed Trustee or whenever the office of Trustee of a trust becomes vacant.

                  c. Any person serving as a Protector may resign.

                  d. The Protectors' authority hereunder is conferred in a fiduciary capacity and shall be so exercised, but the Protectors shall not be liable for any action taken in good faith.

                  e. No discretionary distribution shall be made from any trust that would discharge or substitute for a legal obligation of any person serving as Protector even if such a distribution would otherwise be authorized under the terms of the trust.

                  f. Any one or more Protectors may release the power to remove a particular Trustee and such release may be limited to the releasing Protector or made binding upon any successor Protector.

                  g. A Protector shall not appoint an individual or corporation that is related or subordinate within the meaning of Code Sec. 672(c), to: (1) the Protector, (2) the Settlor while the Settlor is alive and the Protector is related or subordinate to the Settlor, or (3) to the Protector when the Protector is an Interested Trustee or would be an Interested Trustee if the Protector were serving as Trustee. If more than one person is serving as Protector, the preceding sentence shall prohibit the appointment of any Trustee that could not be appointed by each such person if serving alone as Protector.

            5. If the office of Trustee of a trust is vacant and no successor takes office pursuant to any other provision of this Agreement, an individual or corporation with fiduciary powers may be appointed as Trustee by the Settlor's Wife if then living and competent, otherwise by a majority of the Settlor's adult descendants then living and competent.

      C. ACCOUNTINGS & OTHER PROCEEDINGS.

            1. The Settlor directs that a trust hereunder be subject to independent administration with as little court supervision as the law allows. The Trustees shall not be required to render to any court annual or other periodic accounts or any inventory, appraisal or other returns or reports, except as required by applicable state law. The Trustees shall take such action for the settlement or approval of accounts at such times and before such courts or without court proceedings as the Trustees shall determine. The Trustees shall pay the costs and expenses of any such action or proceeding, including (but not limited to) the compensation and expenses of attorneys and guardians out of the property of the trust. The Trustees shall not be required to register any trust hereunder.

            2. The Settlor directs that, in any proceeding relating to a trust hereunder, service upon any person under a legal disability need not be made when another person not under a disability is a party to the proceeding and has the same interest as the person under the disability. The person under the disability shall nevertheless be bound by the results of the proceeding. The same rule shall apply to non-judicial settlements, releases, exonerations and indemnities.

      D. GOVERNING LAW AND TRUSTEE POWERS. The interpretation and operation of the trust shall be governed by the laws of the State of Florida. The Trustees may, without prior authority from any court, exercise all powers conferred by this Agreement or by common law or by any fiduciary powers act or other statute of the State of Florida or any other jurisdiction whose law applies to the trust. The Trustees shall have absolute discretion in exercising these powers. Except as specifically limited by this Agreement, these powers shall extend to all property held by the Trustees until actual distribution of the property. The powers of the Trustees shall include the following:

            1. The Trustees may determine what property is covered by general descriptions contained in this Agreement.

            2. The Trustees (excluding, however, any Interested Trustee) may allocate receipts and disbursements to income or principal in such manner as the Trustees (excluding, however, any Interested Trustee) shall determine, even though a particular allocation may be inconsistent with otherwise applicable state law.

            3. The Trustees may make any election available under the tax laws in such manner as the Trustees shall determine, including any election to treat this revocable trust as part of the Settlor's estate for income tax purposes, even though a Trustee may have an interest affected by the election, except where a Trustee is prohibited from participating in the election by another provision of this Agreement.

            4. The Trustees may retain any property originally owned by the Settlor and invest and reinvest in all forms of real and personal property, whether inside or outside the United States, including, without limitation, common trust funds of a corporate Trustee, mutual funds, partnerships (including a partnership in which a Trustee is a partner) and other forms of joint investment (which may but need not be managed by, advised by or affiliated with a Trustee), without regard to any principle of law limiting delegation of investment responsibility by Trustees.

            5. The Trustees may compromise claims or debts and abandon or demolish any property, which the Trustees shall determine to be of little or no value.

            6. The Trustees may sell property at public or private sale, for cash or upon credit, exchange property for other property, lease property for any period of time and give options of any duration for sales, exchanges or leases.

            7. The Trustees may join in any merger, reorganization, voting-trust plan or other concerted action of security holders and delegate discretionary powers (including investment powers) in entering into the arrangement.

            8. The Trustees may borrow from anyone, even if the lender is a Trustee under this Agreement, and may pledge property as security for repayment of the funds borrowed, including the establishment of a margin account. No Trustee shall be personally liable for any such loan, and such loan shall be payable only out of assets of the trust.

            9. The Trustees may, without the consent of any beneficiary, distribute in cash or in kind, and allocate specific assets in satisfaction of fractional shares or pecuniary sums including cash legacies among the beneficiaries (including any trust) in such proportions, not necessarily pro rata, as the Trustees may determine, even though a Trustee has an interest affected by the distribution and even though different beneficiaries entitled to the same sum or share may thereby receive different mixes of assets, possibly with different income tax bases, as long as the fair market value of property on the date of distribution is used in determining the extent to which any distribution satisfies a sum or share.

            10. The Trustees may apply to the use of any individual any property whether principal or income, that otherwise would or could be distributed directly to such individual.

            11. The Trustees may, with respect to any real property: (i) partition, subdivide or improve such property and enter into agreements concerning the partition, subdivision, improvement, zoning or management of any real estate in which a trust hereunder has an interest and impose or extinguish restrictions on any such real estate; (ii) sell, exchange, lease for any period, mortgage, alter or otherwise dispose of such property and execute any instrument necessary to do that; and (iii) charge to principal the net loss incurred in operating or carrying non-income producing real property.

            12. The Trustees may acquire, hold and maintain any residence (whether held as real property, condominium or cooperative apartment) for the use and benefit of the beneficiaries of any trust and, if the Trustees, in the exercise of sole and absolute discretion, shall determine that it would be in the best interests of the beneficiaries of any trust to maintain a residence for their use but that the residence owned by the Trustees should not be used for such purposes, the Trustees may sell said residence and apply the net proceeds of sale to the purchase of such other residence or make such other arrangements as the Trustees, in the exercise of sole and absolute discretion, shall deem suitable for the purpose. Any proceeds of sale not needed for reinvestment in a residence as provided above shall be added to the principal of the trust and thereafter held, administered and disposed of as a part thereof. The Trustees may pay all carrying charges of such residence, including, but not limited to, any taxes, assessments and maintenance thereon, and all expenses of the repair and operation thereof, including the employment of domestic servants and other expenses incident to the running of a household for the benefit of the beneficiaries of the trust. The Trustees may expend such amounts as the Disinterested Trustees, in the exercise of sole and absolute discretion, shall determine to maintain the current lifestyle of the beneficiaries, including, but not limited to, providing for their personal care and comfort in any manner whatsoever. In the case of any trust created under this Agreement which qualifies for the marital deduction, such occupancy shall be rent free and any other condition shall be consistent with the intention that the Settlor's Wife have that degree of beneficial enjoyment of the trust property during life which the principles of the law of trusts accord to a person who is unqualifiedly designated as the life beneficiary of a trust, so that the Settlor's Wife's interest is a qualifying income interest for life for purposes of the marital deduction.

            13. The Trustees may acquire, hold and maintain as a part of each trust hereunder any and all articles of tangible personal property or any other property whether productive, underproductive or unproductive of income, and without any duty to convert such property to productive property, subject, however, to any right of the Settlor's Wife to demand that any property held in a trust for her be made productive and pay the expenses of the repair and maintenance of such property, and sell such property and apply the net proceeds of sale to the purchase of such other property as the Trustees, in the exercise of sole and absolute discretion, deem suitable for the purpose.

            14. The Trustees may employ a custodian, hold property unregistered or in the name of a nominee (including the nominee of any bank, trust company, brokerage house or other institution employed as custodian), and pay reasonable compensation to a custodian in addition to any fees otherwise payable to the Trustees, notwithstanding any rule of law otherwise prohibiting such dual compensation.

            15. The Trustees may hold two or more trusts hereunder as a combined fund (allocating ratably to such trusts all receipts from, and expenses of, the combined fund) for convenience in investment and administration, but no combination of trusts for this purpose may alter their status as separate trusts.

            16. The Trustees may consolidate any trust for a descendant with another trust having substantially similar terms and the same Trustee (whether or not under this Agreement) and administer the two as one trust, provided that each portion of the consolidated trust shall terminate and vest in possession no later than the date required for the separate trust from which it came.

            17. The Trustees (excluding, however, any Interested Trustee) may amortize, in whole or in part, the premium on securities received or purchased at a premium or treat as income the gross return from such securities. The Settlor anticipates (but the Settlor does not direct) that the Trustees will consider amortization when failure to amortize would result in a substantial impairment of principal.

            18. The Trustees may, with respect to rights or interests in oil, natural gas, minerals and other natural resources (together with related equipment), including oil and gas royalties and leases, whether owned in fee, as lessee, lessor, licensee, concessionaire or otherwise, or alone or jointly as partner, joint tenant, joint venturer or in any other noncorporate manner: (i) drill, test, explore, maintain, develop and otherwise exploit, either alone or jointly with others, any such rights or interests; (ii) enter into operation, farm-out, pooling or unitization agreements in connection with any or all of such rights and interests; and (iii) extract, remove, process, convert, retain, store, sell or exchange such rights and interests and the production therefrom, all in any manner, to any extent, on any terms and for any consideration.

            19. The Trustees may divide any trust into two or more separate trusts and administer them as separate trusts, either before or after the trust is funded, to enable GST Exemption to be allocated separately to one of the trusts, to enable the election under Code Sec. 2652(a)(3) to be made separately over one of them or otherwise to make possible a separate trust with a zero inclusion ratio because the trusts have different transferors for GST purposes or for any other purpose. Any such division shall be by fractional shares and each share shall participate pro rata in income, appreciation and depreciation to the time of division. Any relevant pecuniary amount (such as the obligation to pay an annuity, or the right to withdraw that amount referred to in Code Sec. 2514(e)(1) (currently, Five Thousand Dollars ($5,000)) shall be applied pro rata to the separate trusts based on the fractional shares into which they are divided.

            20. The Trustees may make loans to and buy property from the Settlor's or the Settlor's Wife's estate or the trustee of any trust subject to any wealth transfer tax upon either of their deaths, regardless of the fact that one or more or all of the persons serving as Trustee hereunder are also serving as a selling or borrowing fiduciary; provided, however, that such loans shall be for adequate interest and shall be adequately secured, and such purchases shall be for fair market value.

            21. The Trustees may employ and rely upon advice given by accountants, attorneys, investment bankers, and other expert advisers and employ agents, clerks and other employees and pay reasonable compensation to such advisors or employees in addition to fees otherwise payable to the Trustees, notwithstanding any rule of law otherwise prohibiting such dual compensation.

            22. The Trustees may accept or decline to accept additions from any source.

            23. The Trustees may form business entities, including partnerships (general or limited), limited liability companies, corporations, or any other entities necessary to effectuate the purposes of this Agreement, and may effect a division, merger, or any other reorganization of such entities, to further effectuate the purposes of this Agreement.

      E. ADDITIONAL GENERAL PROVISIONS REGARDING FIDUCIARIES.

            1. "Interested Trustee" means for any trust a Trustee who is (i) a transferor of property to the trust, including a person whose qualified disclaimer resulted in property passing to the trust; or (ii) a person who is, or in the future may be, eligible to receive income or principal pursuant to the terms of the trust. A Trustee described in (i) is an Interested Trustee only with respect to the transferred property (including income and gain on, and reinvestment of, such property). A person is described in (ii) even if he or she has a remote contingent remainder interest, but is not described in (ii) if the person's only interest is as a potential appointee under a Non-Fiduciary Power of appointment held by another person, the exercise of which will take effect only in the future, such as a testamentary power held by a living person. A trustee who is not an Interested Trustee is a "Disinterested Trustee."

            2. Under this Agreement, if two or more separate trusts with the same beneficiaries and same terms are created, either by direction or pursuant to the exercise of discretion, the Settlor intends that the separate trusts may, but need not, have the same investments and follow the same pattern of distributions. The Trustees' powers shall be exercisable separately with respect to each trust.

            3. Except to the extent specifically provided otherwise in this Agreement, references to the Trustees shall, in their application to a trust hereunder, refer to all those from time to time acting as Trustees of that trust and, if two or more Trustees are eligible to act on a given matter, they shall act by majority. In the exercise of discretion over distributions, where this Agreement provides that certain Trustees may participate in distributions limited by an ascertainable standard while a different set of Trustees may participate in distributions "for any purpose", and if the two sets of Trustees (each acting by its own majority) want to distribute the same item of income or principal to different recipients, the distribution desired by the set of Trustees participating in distributions "for any purpose" shall prevail.

            4. Individual Trustees shall receive compensation in accordance with the laws of the State of Florida in effect at the time of payment, unless the Trustee waives compensation. A corporate Trustee shall be compensated by agreement with the individual Trustee or, in the absence of such agreement, in accordance with its fee schedule as in effect at the time of payment. The Settlor authorizes a corporate Trustee to charge additional fees for services it provides to a trust hereunder that are not comprised within its duties as Trustee; for example, a fee charged by a mutual fund it administers in which a trust hereunder invests, a fee for providing an appraisal or a fee for providing corporate finance or investment banking services. The Settlor also recognizes that a corporate Trustee may charge separately for some services comprised within its duties as Trustee; for example, a separate fee for investing cash balances or preparing tax returns. Such separate charges shall not be treated as improper or excessive merely because they are added on to a basic fee in calculating total compensation for service as Trustee.

            5. No Trustee shall be liable to anyone for anything done or not done by any other Trustee or by any beneficiary.

            6. The fact that a Trustee is active in the investment business shall not be deemed a conflict of interest, and purchases and sales of investments may be made through a corporate Trustee or through any firm of which a corporate or individual Trustee is a partner, shareholder, proprietor, associate, employee, owner, subsidiary, affiliate or the like, and property of a trust hereunder may be invested in individual securities, mutual funds, partnerships, private placements or other forms of investment promoted, underwritten, managed or advised by a Trustee or such a firm.

            7. The Trustees may employ and rely upon advice given by investment counsel, delegate discretionary investment authority over investments to investment counsel and pay investment counsel reasonable compensation in addition to fees otherwise payable to the Trustees, notwithstanding any rule of law otherwise prohibiting such dual compensation. The Trustees may acquire and retain investments that present a higher degree of risk than would normally be authorized by the applicable rules of fiduciary investment and conduct. No investment, no matter how risky or speculative, shall be absolutely prohibited, so long as prudent procedures are followed in selecting and retaining the investment and the investment constitutes a prudent percentage of the trust. The Trustees may, but need not, favor retention of assets originally owned by the Settlor. The Trustees shall not be under any duty to diversify investments regardless of any rule of law requiring diversification. The Trustees may retain and acquire property that does not produce income, subject to any restrictions or qualifications of this power set forth elsewhere in this Agreement.

            8. The fact that a Trustee (or a firm of which a Trustee is a member or with which a Trustee is otherwise affiliated) renders legal or other professional services to a trust hereunder shall not be deemed a conflict of interest, and the Trustees may pay fees for such services to such Trustee or firm without prior approval of any court or any beneficiary and whether or not there is a Co-Trustee to approve such payment. An attorney or other Trustee who also renders professional services shall receive full compensation for both services as Trustee and the professional services rendered, except as specifically limited by law.

            9. No state law restraint on acts of self-dealing by a fiduciary shall apply to a Trustee who is the Settlor's Wife or a descendant of the Settlor. Except when prohibited by another provision of this Agreement, such a Trustee may enter into transactions on behalf of a trust hereunder in which that Trustee is personally interested so long as the terms of such transaction are fair to the trust. For example, such a Trustee may purchase property from the trust at its fair market value without court approval.

            10. If the Settlor has given the Trustees discretion concerning distributions of income or principal, that discretion shall be absolute and uncontrolled, and subject to correction by a court only if the Trustees should act utterly without reason, in bad faith or in violation of specific provisions of this Agreement. If the Settlor has set forth general guidelines (as opposed to directions or dollar limits) for the Trustees in making distributions, those guidelines shall be merely suggestive and shall not create an enforceable standard whereby a distribution could be criticized or compelled. It is the Settlor's strong belief that the Trustees will be in the best position to interpret and carry out the intentions expressed herein under changing circumstances.

This paragraph shall not, however, apply to any standards framed in terms of health, education, maintenance and support (including support in an accustomed manner of living) as those words shall create an ascertainable standard for federal tax purposes when applied to a Trustee's power or a power held individually, although even in those cases the holder of the power shall have as much discretion as is consistent therewith. An Interested Trustee may exercise discretion to make distributions to himself or herself subject to an ascertainable standard notwithstanding any contrary rule of law.

            11. Notwithstanding any other provisions of this Agreement, each trustee is prohibited from making, voting on or otherwise participating in any discretionary distribution of income or principal from a trust that would discharge or substitute for a legal obligation of that Trustee, including the obligation to support a beneficiary of the trust. Further, notwithstanding any other provision of this Agreement, a Trustee authorized to distribute income or principal for his or her health, education, maintenance and support, in his or her accustomed manner of living, shall consider all resources reasonably available to him or her. Subject to that, in exercising discretion over distributions, the Trustees may consider, or may disregard, other resources available to any beneficiary.

            12. Unless the Settlor has specifically provided otherwise, and subject to any ascertainable standard governing its exercise, the Trustees' discretionary power to distribute income or principal includes the power to distribute all of such income and/or principal to one or more members of a class to the exclusion of others whether or not the terms of the trust specifically mention that possibility.

            13. A Trustee may irrevocably release one or more powers held by the Trustee while retaining other powers.

            14. Any Trustee may delegate to a Co-Trustee any power held by the delegating Trustee, but only if the Co-Trustee is authorized to exercise the power delegated. A delegation may be revocable, but while it is in effect the delegating Trustee shall have no responsibility concerning the exercise of the delegated power.

      F. EXONERATION FROM SECURITY. No Trustee shall be required to give bond or other security in any jurisdiction and, if despite this exoneration a bond is nevertheless required, no sureties shall be required.

                                   ARTICLE XX

                               S CORPORATION STOCK

            Before the date on which any "S Corporation Shares" (defined below) would otherwise pass to or be treated as held by an "Ineligible Trust" (defined below), the Trustees (excluding, however, any Interested Trustee), may elect to hold these S Corporation Shares in one or more separate trusts or trust shares on the terms set forth in this Article. The Trustees (excluding, however, any Interested Trustee) may elect to hold such S Corporation Shares under the paragraph entitled "Qualified Subchapter S Trusts" or the paragraph entitled "Electing Small Business Trusts"), as the Trustees (excluding, however, any Interested Trustee) shall deem appropriate, considering the changes that such provisions would require from the terms and conditions under which such shares would otherwise be held under this Agreement.

      A. QUALIFIED SUBCHAPTER S TRUSTS. Any S Corporation Shares held under this section shall be held on the following terms:

            1. Each trust held under this section shall be a separate trust or substantially separate and independent share, as defined in Code Sec. 1361(d)(3), held for the benefit of one beneficiary. Any reference in this section to a beneficiary's separate trust shall refer equally to any substantially separate and independent trust share.

            2. Until the "QSST Termination Date" (defined below), the Trustees shall annually distribute all of the trust's "Net Income" (defined below) to the sole beneficiary of each trust held under this section, together with as much of that trust's principal as is appropriate under the standard contained in the trust to which such S Corporation Shares would otherwise have been held. The Trustees shall not distribute income or principal to anyone other than the beneficiary to whom Net Income is distributable until the QSST Termination Date.

            3. Upon the QSST Termination Date, the Trustees shall distribute the remaining trust assets to the beneficiary to whom Net Income was then distributable, if then living, or otherwise to such beneficiary's estate.

            4. The Trustees shall elect under Code Sec. 1361(d)(2) to cause each trust held under this section to be treated as a Qualified Subchapter S Trust for federal income tax purposes.

            5. The Trustees (excluding, however, any Interested Trustee) shall administer any trust under this section as a Qualified Subchapter S Trust, as defined in Code Sec. 1361(d)(3).

            6. The Trustees shall allocate any S Corporation Shares that will be held under this section between or among one or more separate trusts, based on each beneficiary's interest in the income of the Ineligible Trust that would otherwise have held those shares. If no beneficiary was entitled to income of such Ineligible Trust at that time, the Trustees may allocate any S Corporation Shares among the trusts under this section for the beneficiaries of such Ineligible Trust, in such manner as the Trustees shall deem appropriate.

      B. ELECTING SMALL BUSINESS TRUSTS. Any S Corporation Shares held under this section shall be held on the following terms:

            1. The Trustees (excluding, however, any Interested Trustee) shall apportion to the trusts under this section a reasonable share of the unallocated expenses of all trusts under this Agreement, in a manner consistent with the applicable Internal Revenue Code and Treasury Regulations.

            2. The Trustees shall make that election required by Code Sec. 1361(e)(3) to qualify the trust under this section as an Electing Small Business Trust under Code Sec. 1361(e).

            3. The Trustees (excluding, however, any Interested Trustee) shall administer each trust under this section as an Electing Small Business Trust under Code Sec. 1361(e).

      C. IMPLEMENTATION. The Trustees (excluding, however, any Interested Trustee), shall manifest their selection of the form in which they shall hold any S Corporation Shares by written notice to all persons who would be eligible or entitled at the time of such writing to receive income from the Ineligible Trust that would otherwise hold such S Corporation Shares.

      D. DEFINITIONS. The following definitions apply for purposes of this
Article:

            1. "Ineligible Trust" means a trust whose ownership of any S Corporation Shares would cause the termination of that corporation's election to be taxed under subchapter S of the Code.

            2. "Net Income" means income, as defined in Code Sec. 643(b).

            3. "S Corporation Shares" means shares of any stock of a corporation that then operates or that the Trustees shall deem likely to operate in the future under an election to have its earnings taxed directly to its stockholders under subchapter S of the Code.

            4. The "QSST Termination Date" means the earlier of the date on which the beneficiary of a trust under this section dies and the date on which such trust no longer holds any S Corporation Shares.

      E. APPLICATION. None of the foregoing provisions of this Article shall apply with respect to any S Corporation shares that would, but for the provisions of this Article, be held in any trust any portion of the disposition to which would qualify for the federal estate and/or gift tax marital deduction.

                                   ARTICLE XXI

                            THE CLOSELY HELD BUSINESS

      A. AUTHORITY TO OPERATE. The Trustees may operate "the Business" (as defined below) and retain any equity interests in the Business, even if these interests would otherwise be a speculative or inappropriate investment. This authority shall not supersede the right of the Settlor's Wife to compel that certain trust assets be made productive. The Trustees may do all things related to the operation of the Business that the Settlor could have done if living, in a fiduciary capacity:

            1. The Trustees may carry out the terms of any option or buy-sell agreements into which the Settlor may have entered.

            2. The Trustees may sell or liquidate any of the Business interests at such price and on such terms as the Trustees may deem advisable.

            3. The Trustees may arrange for and supervise the continued operations of the Business.

            4. The Trustees may vote (in person or by proxy) as stockholder or otherwise and in any matter involving the Business on behalf of the Trust Fund.

            5. The Trustees may grant, exercise, sell, or otherwise deal in any rights to subscribe to additional interests in the Business.

            6. The Trustees may take any actions appropriate to cause the capital stock or securities in the Business to be registered for public sale under any state or federal securities act; may enter into any underwriting agreements or other agreements necessary or advisable for this registration and sale; and may grant indemnities to underwriters and others in connection with such registration.

            7. The Trustees may participate in any incorporation, dissolution, merger, reorganization or other change in the form of the Business and, where appropriate, deposit securities with any protective committees and participate in voting trusts.

            8. The Trustees may delegate to others discretionary power to take any action with respect to the management and affairs of the Business that the Settlor could have taken as the owner of the Business.

            9. The Trustees may invest additional capital in, subscribe to additional stock or securities of and loan money or credit to the Business from the Trust Fund.

            10. The Trustees may accept as correct financial or other statements rendered by the Business as to its conditions and operations except when having actual notice to the contrary.

      B. LIABILITIES. Any contractual and tort liabilities arising from the Business shall be satisfied first from its assets, and only secondarily from other assets of the Trust Fund. The Trustees shall have no liability to anyone for any loss arising from the operations, retention or sale of the Business.

      C. COMPENSATION. The Trustees shall be entitled to additional reasonable compensation for the performance of services with respect to the Business, which may be paid to the Trustees from the Business, the Trust Fund, or both, as the Trustees may deem advisable.

      D. CONFLICT OF INTEREST WAIVED. The Trustees may exercise the authorities granted under this Article even if the Trustees shall own personally an interest in the Business.

      E. THE "BUSINESS" DEFINED. The "Business" means any interest the Settlor, the Trust, or both, shall own at the Settlor's death representing at least Five Percent (5%) of the total equity interests in any actively-conducted trade or business, whether incorporated or unincorporated. The "Business" does not include any interests that are regularly traded on an established exchange or over-the-counter.

      F. APPLICATION TO LMM. To the extent that any provisions of this paragraph should conflict with any other provisions of this instrument dealing with LMM Family Corp., MCI Holdings Corporation, MP Parent LLC, the Family Partnerships or the Lennar corporations, the provisions relating to LMM Family Corp., MCI Holdings Corporation, MP Parent LLC, the Family Partnerships and the Lennar corporations shall control and take precedence.

                                  ARTICLE XXII

                             REAL ESTATE INVESTMENTS

      A. AUTHORITY TO RETAIN. The Trustees may retain all interests that the Settlor, the Trust, or both, may own in any real estate that the Trustees shall determine to have been held primarily for investment at the Settlor's death, even if it would otherwise be a speculative or inappropriate investment. This authority shall not supersede the right of the Settlor's Wife to compel that certain trust assets be made productive.

      B. AUTHORITY TO MANAGE. The Trustees may lease any real estate on such terms and conditions as the Trustees may deem advisable, and these leases may extend beyond the term of the administration of the Trust Fund. For this purpose, the Trustees may make any instruments and grant such covenants and warranties as the Trustees may deem advisable.

      C. ENVIRONMENTAL ISSUES. The Trustees shall take into account any environmental law that may be relevant to any real estate included in the Trust Fund.

            1. The Trustees may inspect property held directly or indirectly as part of the Trust Fund, including any interests in incorporated or unincorporated business entities, comply with environmental laws affecting this property and respond to a change in, or any actual or threatened violation of, any environmental law affecting property held as part of the Trust Fund.

            2. The Trustees may appropriately respond to a change in, or prevent, abate or otherwise remedy any actual or threatened violation of any environmental law affecting property held as part of the Trust Fund, either before or after the initiation of an enforcement action by any governmental body.

            3. The Trustees may refuse to accept the transfer to the Trust Fund of additional property if the Trustees shall determine that this additional property either is or may reasonably be believed to be contaminated by any hazardous substance that could result in liability to the Trust Fund.

            4. The Trustees may disclaim any power granted by any document, statute or rule of law that, in the discretion of the Trustees, may reasonably be expected to cause the Trustees to incur personal liability under any environmental law.

            5. The Trustees may charge the cost of any inspection, response or other action against the income or principal of the Trust Fund.

            6. The Trustees shall not be personally liable to any beneficiary for any decrease in value because of the compliance by the Trustees with any environmental law, including any reporting requirement. Neither the acceptance by the Trustees of property nor the failure by the Trustees to inspect property shall create any inference as to whether or not there is or may be any liability under any environmental law with respect to such property.

      D. "ENVIRONMENTAL LAW" DEFINITION. "Environmental law" means any federal, state or local law relating to the protection of the environment or human health, and "hazardous substances" means any substances defined as hazardous or toxic or otherwise regulated by any environmental law,

                                  ARTICLE XXIII

                    DEFINITIONS AND MISCELLANEOUS PROVISIONS

            The following definitions and miscellaneous provisions shall apply under this Agreement:

      A. INCLUDE CHILDREN AND DESCENDANTS WHENEVER BORN. References to "children" and "descendants" shall include children and descendants whenever born.

      B. SURVIVING SPOUSE. An individual's "surviving spouse" means the person (if any) surviving the individual to whom the individual is married at the time of the individual's death.

      C. DETERMINING DESCENDANTS. One's children and other descendants shall be determined according to applicable law, except to the extent modified by this Article or by other specific provisions of this Agreement.

            1. A child adopted before he or she attains eighteen (18) years of age (but not after attaining that age) shall be treated under this Agreement as a child of his or her adopting parents and a descendant of their ancestors.

            2. A biological child shall not be treated as a child or descendant of any biological parent of the child, or as a descendant of the ancestors of such biological parent, if the child has been surrendered for adoption with the consent of such biological parent and the child's adoptive parent substitutes for the consenting parent under applicable state law.

            3. A biological child born out of wedlock shall not be treated as a child or descendant of his or her biological parents or as a descendant of their ancestors unless and until the child's biological parents marry one another before the child attains eighteen (18) years of age.

            4. Adoptions and marriages that are recognized under this Agreement shall not affect prior distributions or other interests that have previously vested in possession, but they shall enable a person to receive distributions from or remainder or other interests in a trust still in existence. The descendants of a person who is treated as a child or descendant under this Article, shall also be treated as descendants of such person's ancestors. The descendants of a person who is treated as not being a child or descendant under this Article shall also be treated as not being descendants of such person's ancestors.

      D. SURVIVORSHIP. A person (the "Non-Skip Person") shall not be deemed to have been alive on the date of the Settlor's death or the date of any distribution from or any termination of any interest in a trust under this Agreement for which date (the "Transfer Date") the date of the Non-Skip Person's death is relevant if (a) the Non-Skip Person is alive on the Transfer Date but not alive on the date ninety (90) days following the Transfer Date and (b) the existence of a condition of survivorship causes another person who would otherwise be assigned to a generation below that of the Non-Skip Person to be assigned to the generation of the Non-Skip Person for purposes of the federal tax on generation-skipping transfers.

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
      E. RIGHTS IN RESIDENCE. An income beneficiary of any trust under this Agreement shall, for his or her lifetime, have the continuous and present use, occupancy and possession of any permanent residence of that beneficiary that constitutes part of the corpus of such trust.

      F. MINOR AND ADULT. Whether an individual is a minor or an adult shall be determined under the laws of the individual's domicile at the time in question, except in cases when this Agreement has specifically defined "Minor" to mean a person under twenty-one (21) years of age.

      G. CODE. References to the "Internal Revenue Code" or "Code" or to provisions thereof are to the Internal Revenue Code of 1986, as amended at the time in question. References to the "Regulations" or "Regs." are to the Treasury Regulations under the Code. If, by the time in question, a particular provision of the Code has been renumbered or the Code has been superseded by a subsequent federal tax law, the reference shall be deemed to be to the renumbered provision or the corresponding provision of the subsequent law, unless to do so would clearly be contrary to the Settlor's intent as expressed in this Agreement, and a similar rule shall apply to references to the Regulations.

      H. PER STIRPES. Property that is to be divided among an individual's surviving or then living descendants "per stirpes" shall be divided into as many equal shares as there are children of the individual who are then living or who have died leaving surviving or then-living descendants. A share allocated to a deceased child of the individual shall be divided further among such deceased child's surviving or then-living descendants in the same manner.

      I. DISABILITY. The Settlor or a Trustee shall be deemed to be "disabled" (and while disabled shall not serve as a Trustee) if another then-serving Trustee or, if there is none, the next successor Trustee receives written certification that the examined individual is physically or mentally incapable of managing the affairs of the trust (or, in the case of the Settlor, the Settlor's personal financial affairs), whether or not there is an adjudication of incompetence.

      1. This certification shall be valid only if it is signed by either: (i) the primary care physician, attending to the Settlor or Trustee, who has personally examined the Settlor or the Trustee, as the case may be or (ii) a physician who is board certified in the specialty most closely associated with the alleged disability, who has attended to the Settlor or Trustee in connection with the illness or condition relating to the alleged disability.

            2. This certification need not indicate any cause for the Trustee's disability.

            3. A certification of disability shall be rescinded when a serving Trustee receives a certification that the Settlor shall then be capable of managing the Settlor's personal financial affairs or that the former Trustee, as the case may be, is capable of managing the trust's affairs. This certification, too, shall be valid only if it is signed by either: (i) the primary care physician, attending to the Settlor or Trustee, who has personally examined the Settlor or the Trustee, as the case may be or (ii) a physician who is board certified in the specialty most closely associated with the former disability, who has attended to the Settlor or Trustee in connection with the illness or condition relating to the former disability.

            4. No person is liable to anyone for actions taken in reliance on the certifications under this paragraph or for dealing with a Trustee other than the one removed for disability based on these certifications.

      J. GROSS ESTATE. "Gross estate" means the Settlor's gross estate as determined for federal estate tax purposes (or for state death tax purposes where relevant).

      K. TERMS RELATING TO FORMULA GIFTS. The technical tax-related terms determining the Formula Gifts shall be defined as follows:

            1. The Settlor's "Estate Tax Exemption" means the largest amount that can pass to the Credit-Shelter Trust as a Formula Gift without increasing the Settlor's federal estate tax.

            2. The Settlor's "Available GST Exemption" means the maximum amount of GST Exemption allowed under Code Sec. 2631(a) at the time of the Settlor's death, reduced by the amount of GST Exemption which the Settlor has allocated or been deemed to have allocated prior to the Settler's death and further reduced by the amount of any direct skip made under this Agreement by reason of the Settlor's death.

            3. The Settlor's "Excess GST Exemption" means the amount by which the Settlor's Available GST Exemption exceeds the Settlor's Estate Tax Exemption.

            4. These amounts and the resulting Formula Gifts shall be calculated using final federal estate tax values, and the calculations shall take account of all non-deductible items entering into the calculation of the Settlor's federal estate tax, which include, for example, the Settlor's adjusted taxable gifts during life, non-deductible gifts under or outside this Agreement, state death taxes, some administration expenses not allowed as estate tax deductions, as well as all deductible items, which include, for example, gifts under or outside this Agreement that qualify for the marital or charitable deduction (including any gift to the Reverse QTIP Trust), and some administration expenses allowed as estate tax deductions. However, in making the calculations it shall be assumed that an election is made by the Settlor's Personal Representative to qualify all eligible property for the marital deduction regardless of what election is in fact made by the Settlor's Personal Representative. The calculations shall take into account all available subtractions and credits against the federal estate tax (other than a credit for previously taxed property that results from a death after the Settlor's death), except that no credit shall be taken into account that does not reduce the federal estate tax to zero or the lowest possible amount, and if the only credits that can do that are the unified credit and the credit for state death taxes, the credit for state death taxes shall not be taken into account if the state imposes only a tax equal to that credit. The calculations shall be made before giving effect to any disclaimer. The Settlor recognizes that some of these amounts may be zero, may be affected by changes in the law before the Settlor's death and by the Settlor's Personal Representative in exercising certain tax elections (for example, the selection of the valuation date and the deduction of some administration expenses), and will be affected by some items (for example, state death taxes and some administration expenses not allowed as estate tax deductions) even though such items may initially be payable from the Trust Fund generally.

      L. COST OF LIVING ADJUSTMENTS. An amount that is "adjusted for CPI Increases" means the product of such amount and a fraction, the numerator of which is the Consumer Price Index, All Urban Consumers (also known as "CPI-U"), All Items, United States (all cities average) using 1982-84 as a base of 100, as most recently published by the United States Department of Labor, Bureau of Labor Statistics, as of the date of such adjustment, and the denominator of which is the CPI-U, All Items, United States (all cities average) using 1982-84 as a base of 100, as most recently published by the United States Department of Labor, Bureau of Labor Statistics, as of the date of the Settlor's death; provided, however, that, if the numerator of such fraction is smaller than the denominator thereof, then the fraction shall be deemed to have a value of 1. If the CPI-U is changed, then either or both of the numbers comprising the foregoing fraction shall be converted in accordance with any conversion factor published by the United States Department of Labor, Bureau of Labor Statistics, or any other generally recognized authority. I f the Consumer Price index is discontinued or revised, then any other substantially similar index or computation agreed upon by the Settlor's Wife and the trustees shall be used in its place.

      M. LMM FAMILY CORP. The term "LMM Family Corp." shall mean that corporation in existence under the laws of Delaware which is 100% owned by Leonard Miller or by one or more trusts created under this Agreement, and which is the general partner of LMM Family Partnership, L.P., a Delaware limited partnership and MFA Limited Partnership, a Delaware limited partnership, any successor in interest to such corporation by merger, consolidation or otherwise, and any other corporation that performs substantially the same function as that corporation with respect to any Family Partnership, as that term is defined below.

      N. MCI HOLDINGS CORPORATION. The term "MCI Holdings Corporation" shall mean that corporation in existence under the laws of Delaware which is 100% owned by Leonard Miller or by one or more trusts created under this Agreement, and which is the general partner of MCI Holdings Limited Partnership, a Delaware limited partnership, any successor in interest to such corporation by merger, consolidation or otherwise, and any other corporation that performs substantially the same function as that corporation with respect to any Family Partnership, as that term is defined below.

      0. MP PARENT LLC. The term "MP Parent LLC" shall mean the limited liability company in existence under the laws of Delaware which is 100% owned by Leonard Miller or by one or more trusts created under this Agreement, which is the general partner of MP Parent Limited Partnership, a Delaware limited partnership, any successor in interest to such entity by merger, consolidation or otherwise, and any other entity that performs substantially the same function as that entity with respect to any Family Partnership, as that term is defined below.

      P. LMM FAMILY PARTNERSHIP, L.P. The term "LMM Family Partnership, L.P." shall mean that limited partnership in existence under the laws of Delaware, which is owned by the Settlor or one or more trusts under this instrument, and/or the Settlor's wife and/or lineal descendants (or by trusts or other entities the beneficiaries or owners of which, are the Settlor's wife or lineal descendants), the General Partner of which is LMM Family Corp., any successor in interest to such partnership by merger, consolidation or otherwise, and any other partnership that performs substantially the same function as that partnership.

      Q. MFA LIMITED PARTNERSHIP. The term "MFA Limited Partnership" shall mean that limited partnership in existence under the laws of Delaware, which is owned by the Settlor or one or more trusts under this instrument, and/or the Settlor's wife and/or lineal descendants (or by trusts or other entities the beneficiaries or owners of which, are the Settlor's wife or lineal descendants), the General Partner of which is LMM Family Corp., any successor in interest to such partnership by merger, consolidation or otherwise, and any other partnership that performs substantially the same function as that partnership.

      R. MCI HOLDINGS LIMITED PARTNERSHIP. The term "MCI Holdings Limited Partnership" shall mean that limited partnership in existence under the laws of Delaware, which is owned by the Settlor or one or more trusts under this instrument, and/or the Settlor's wife and/or lineal descendants (or by trusts or other entities the beneficiaries or owners of which, are the Settlor's wife or lineal descendants), the General Partner of which is MCI Holdings Corporation, any successor in interest to such partnership by merger, consolidation or otherwise, and any other partnership that performs substantially the same function as that partnership.

      S. MP PARENT LIMITED PARTNERSHIP. The term "MP Parent Limited Partnership" shall mean that limited partnership in existence under the laws of Delaware, which is owned by the Settlor or one or more trusts under this instrument, and/or the Settlor's wife and/or lineal descendants (or by trusts or other entities the beneficiaries or owners of which, are the Settlor's wife or lineal descendants), the General Partner of which is MP Parent LLC, any successor in interest to such partnership by merger, consolidation or otherwise, and any other partnership that performs substantially the same function as that partnership.

      T. FAMILY PARTNERSHIPS. The term "Family Partnerships" shall mean LMM Family Partnership, L.P., MFA Limited Partnership, MCI Holdings Limited Partnership, and MP Parent Limited Partnership, defined above.

      U. CONTROL PERSON. For the purpose of determining whether Stuart is a Control Person with respect to his ownership of shares of stock in the Lennar corporations pursuant to Article XIX, the term "Control Person" shall mean Stuart's ownership, either directly or indirectly, through his ownership of LMM Family Corp., either individually, as trustee, or otherwise with respect to the Lennar Corporations (as defined in Article XIX, above), of five percent (5%) or more of the value of all issued and outstanding shares and ten percent (10%) of the total votes that may be cast with respect to all voting shares of either or both of the Lennar corporations.

      V. SIGNIFICANT OTHER ASSETS. When used in connection with Article XIX the term "Significant Other Assets" shall mean all assets held in MFA and LMM other than shares of stock in one or both of the Lennar corporations having a minimum net value (collectively) of at least TWENTY-FIVE MILLION DOLLARS ($25,000,000).

      W. MULTIPLE TRUSTEE TRUSTS. The term "Multiple Trustee Trusts" shall refer to the following trusts created under this instrument:

            (1)   Marital Trust II;

            (2) The Descendants' Trusts (other than LMM Family Corp. Descendants' Trust);

            (3)   The Reverse QTIP Trust;

            (4)   The Credit Shelter Trust;

            (5) Any other trust created under this instrument other than those trusts in which Stuart is initially named to serve as sole trustee thereunder, pursuant to the provisions of ARTICLE XIX.

      X. TAX GROSSUP. An amount that is "adjusted for Tax Grossup" means the quotient obtained by dividing such amount by the excess of 1 over the combined Federal, state and local income tax rate (formatted as a decimal number) applicable to such amount. If an amount is to be adjusted for both CPI Increases and Tax Grossup, then it shall be adjusted first for CPI. Increases and then, as so adjusted, it shall be adjusted for Tax Grossup.

      Y. SUM OF THE ANNUAL DIFFERENCES. The "Sum of the Annual Differences" means the sum obtained by adding the Annual Differences for all of the completed calendar years from and including the calendar year of the Settlor's death to and including the last calendar year ending on or before the date of the requested distribution under Article VII1.A.1.(b)(2).

      Z. ANNUAL DIFFERENCE. The "Annual Difference" means, for each completed calendar year after the year of the Settlor's death, the amount by which three percent (3%) of the fair market value of the principal of the trust as of January 1 of such calendar year (the "Reference Amount") exceeds the amount of trust principal and income that the Trustees distributed to the Settlor's Wife during such calendar year (the "Distribution Amount"). The Annual Difference for the calendar year of the Settlor's death shall be determined in like manner, except that the Reference Amount shall be equal to three percent (3%) of the fair market value of the principal of the trust as of January 1 of such calendar year multiplied by a fraction, the numerator of which is the number of days from and including the day following the date of the Settlor's death to and including December 31 of the calendar year of the Settlor's death and the denominator is the number of days (either 365 or 366) in the calendar year of the Settlor's death. If the Distribution

Amount exceeds the Reference Amount in any calendar year, then the Annual Difference for such calendar year is a negative number.

                                  ARTICLE XXIV

                     REVOCABILITY OF TRUST & RIGHTS RESERVED

            The Settlor reserves the following rights, each of which may be exercised whenever and as often as the Settlor may wish:

      A. AMEND OR REVOKE. The right by an acknowledged instrument in writing to revoke or amend this Agreement or any trust hereunder.

      B. REMOVE AND APPOINT TRUSTEES. The right to remove any Trustee and appoint substitute, additional or successor Trustees.

      C. APPROVE INVESTMENT DECISIONS. The right to approve the Trustees' investment decisions, and the Settlor's approval shall bind all other beneficiaries.

      D. APPROVE TRUSTEE'S CONDUCT. The right from time to time to approve of the Trustees' conduct (whether in connection with an accounting by the Trustees or without an accounting), and the Settlor's approval shall bind all other beneficiaries.

      E. INSURANCE POLICIES. All rights the Settlor may have as the owner of any insurance policies payable to the Trustees.

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

            IN WITNESS WHEREOF, the Trustee and the Settlor has executed this Agreement on the date set forth below.


Dated: June 8, 2001


                                                /s/ LEONARD MILLER
                                                --------------------------------
                                                LEONARD MILLER, Settlor


                                                /s/ LEONARD MILLER
                                                --------------------------------
                                                LEONARD MILLER, Trustee


                                                WITNESSES:

                                                /s/ H. ALLAN SHORE
                                                --------------------------------
                                                PRINT NAME: H. ALLAN SHORE
                                                           ---------------------

                                                ADDRESS: 1 Grove Isle
                                                         -----------------------
                                                Miami, FL 33133
                                                --------------------------------

                                                /s/ ESTHER FORBES
                                                --------------------------------
                                                PRINT NAME: ESTHER FORBES
                                                           ---------------------

                                                ADDRESS: 300 Three Islands Blvd.
                                                         -----------------------
                                                Hallandale, FL 33009
                                                 -------------------------------

STATE OF FLORIDA                                        >
                                                        >  ss:
MIAMI-DADE COUNTY                                       >


I HEREBY CERTIFY that on this 8th day of June, 2001, before me, the subscriber, a Notary Public in and for Miami-Dade County, Florida, personally appeared LEONARD MILLER, Settlor and Trustee;

 X  personally known to me; or
---
    produced the following as identification:
---

        Florida Driver's License No.:
                                     --------------------------------

        Other Form of Identification:
                                     --------------------------------

to be the person whose name is subscribed to the foregoing instrument, and acknowledged that the foregoing instrument was executed by LEONARD MILLER, as Settlor and Trustee, for the purposes therein contained.

WITNESS my hand and notarial seal.


                                      /s/ MIRIAM FRANKEL-THOMASHEFSKY
                                      -------------------------------
                                      Notary Public


                                      Printed Name:
                                      /s/ MIRIAM FRANKEL-THOMASHEFSKY
                                      -------------------------------

                                      My Commission Expires:
                                       4/25/02
                                       ---------------------

--------------------------------
OFFICIAL NOTARY SEAL
MIRIAM FRANKEL-THOMASHEFSKY
NOTARY PUBLIC STATE OF FLORIDA
COMMISSION NO. CC732410
MY COMMISSION EXP. APR. 25, 2002
--------------------------------

We, LEONARD MILLER, H. ALLAN SHORE and ESTHER FORBES, the Settlor and the witnesses, respectively, whose names are signed to the attached or foregoing instrument, having been sworn, declared to the undersigned officer that the Settlor, in the presence of witnesses, signed the instrument as the Settlor's trust, that the Settlor signed or directed another to sign for the Settlor, and that each of the witnesses, in the presence of the Settlor and in the presence of each other, signed the trust as a witness.






                                                /s/ LEONARD MILLER
                                                --------------------------------
                                                LEONARD MILLER, Settlor


                                                /s/ H. ALLAN SHORE
                                                --------------------------------
                                                PRINT NAME: H. ALLAN SHORE
                                                           ---------------------

                                                ADDRESS: 1 Grove Isle
                                                         -----------------------
                                                Miami, FL 33133
                                                --------------------------------

                                                /s/ ESTHER FORBES
                                                --------------------------------
                                                PRINT NAME: ESTHER FORBES
                                                           ---------------------

                                                ADDRESS: 300 Three Islands Blvd.
                                                         -----------------------
                                                Hallandale, FL 33009
                                                 -------------------------------

Subscribed and sworn to before me by LEONARD MILLER, the Settlor, and H. ALLAN SHORE and ESTHER FORBES, each of whom is a witness; who is/has

 X  personally known to me; or
---
    produced the following as identification:
---

        Florida Driver's License No.:
                                     --------------------------------

        Other Form of Identification:
                                     --------------------------------

on this 8th day of June, 2001.


                                                /s/ MIRIAM FRANKEL-THOMASHEFSKY
                                                -------------------------------
                                                Notary Public



                                                My Commission Expires:

                                                ----------------------

--------------------------------
OFFICIAL NOTARY SEAL
MIRIAM FRANKEL-THOMASHEFSKY
NOTARY PUBLIC STATE OF FLORIDA
COMMISSION NO. CC732410
MY COMMISSION EXP. APR. 25, 2002
--------------------------------